Exhibit 10.4

Glenn MacNeil 1554 Jarvie Crescent Milton, Ontario Canada L9T 5Z3	December 16, 2010

Re:	Purchase of Working Interest in the Liberty #1 Well and Nephi Prospect

Dear Glenn:

This letter will serve to confirm our understanding and agreement for the purchase by you from Hewitt Petroleum, Inc. (“HPI”) of a 0.50% working interest (“WI”), carried in the Liberty #1 Well only to the tanks, and “head’s up” as to all costs thereafter under the JOA in the Nephi Prospect (the “CWI”), as follows:

Sale of Interest.  You hereby agree to purchase, and HPI hereby agrees to sell, assign and convey to you, a 0.50% CWI as described above in the Liberty #1 Well, and 0.50% WI in the leases described below, subject to the conditions of the subscription agreement, original term sheet, and the joint operating agreement (JOA) to which you are already a signatory as non-operator. The purchase price of the interest shall be $30,000, payable to HPI by wire transfer on Monday, December 20, 2010.

Winn leases, N/2 Section 34, T12S, R1E, SLB&M, Juab County, Utah, comprising approximately 320 acres; 75.0% NRI

Freedom Oil & Gas lease, W/2 SW/4, T12S, R1E, SLB&M, Juab County, Utah, comprising approximately  127 acres; 75.0% NRI

Should this meet your understanding and agreement, please sign and date below.  We appreciate your continued support on this project.

Very truly yours,

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President/CEO

ACCEPTED & AGREED:

By:	/s/ Glenn MacNeil	Dated: December 16, 2010
Glenn MacNeil

15 W. South Temple, Suite 1050, Salt Lake City, Utah 84101 • Office 801.519.8500